SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 FORM 8-K


             Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934



     Date of Report (Date of earliest event reported):  June 17, 1996



                         TRINITY INDUSTRIES, INC.
          (Exact name of registrant as specified in its charter)






                Delaware             1-6903               75-0225040
			(State or other			(Commission		   (I.R.S. Employer
              jurisdiction          File Number)      Identification No.)
			of Incorporation)

     2525 Stemmons Freeway, Dallas, Texas            75207
     (Address of principal executive office)       (zip code)


    Registrant's telephone number, including area code:  (214) 631-4420


                             (Not applicable)
       (Former name or former address, if changed since last report)

Item 5.   Other Events.

     Pursuant to an Agreement and Plan of Merger by and among Transcisco Industries, Inc. ("Transcisco"), Trinity Industries, Inc. (the "Registrant"), and Trinity Y, Inc. ("Trinity Y"), a wholly-owned subsidiary of the Registrant, dated as of June 17, 1996, the Registrant entered into an agreement whereby Trinity Y would be merged (the "Merger") with and into Transcisco, which will continue to exist as a wholly-owned subsidiary of the Registrant. In the Merger, each share of Transcisco common stock, par value $.01, that is outstanding prior to the effective time of the Merger will be converted into, exchanged for, and represent the right to receive one thousand, eight hundred eighty-four ten thousandths (0.1884) of a share of the common stock, par value $1.00 per share, of the Registrant.

     The common stock exchange ratio is fixed. Based on the June 14, 1996 closing price of $35 per share for Trinity common stock, the transaction would have a value of approximately $47.6 million.

     Transcisco, based in San Francisco, California, is a diversified railcar services company engaged in railcar maintenance and repair, specialty railcar leasing and management services and Russian rail transportation services through its 23.5 percent ownership of SovFinAmTrans ("SFAT"), Russia's leading private rail transportation firm.

     The Merger is subject to registration with the Securities and Exchange Commission of the common stock of Trinity to be issued in the transaction, regulatory approval, and approval by the stockholders of Transcisco, and the transaction is expected to be completed in late August or early September, 1996.


                                Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        Trinity Industries, Inc.
                                        (Registrant)



Date:  June 27, 1996                    By:
                                             F. Dean Phelps
                                             Vice President